Exhibit (a)(1)(v)

CSR plc

(incorporated and registered in England and Wales, No. 04187346)

Return of Cash to Shareholders of CSR plc by way of a Cash Tender Offer to Purchase Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) up to a maximum value of £176.69 million (US$285 million)

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE WITH RESPECT TO THE ADSs AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 28, 2012, UNLESS THE TENDER OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Circular to Shareholders and ADS Holders, dated October 29, 2012 (the “Circular”), and the related Letter of Transmittal for ADSs (which, together with any amendments or supplements thereto, collectively constitute the “Tender Offer”), in connection with the tender offer made by J.P. Morgan Securities plc, which carries out its investment banking services in the United Kingdom as J.P. Morgan Cazenove (the “Counterparty Bank”) to purchase for cash a maximum of 52.7 million ordinary shares of CSR plc (the “Company”), par value £0.001 per ordinary share (the “Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares, each representing four Ordinary Shares (the “ADSs”), at a price, net to the seller in cash, less any applicable withholding taxes and without interest, between 335 pence and 375 pence per Ordinary Share (equivalent to between 1340 pence and 1500 pence per ADS), upon the terms and subject to the conditions set forth in the Circular and Letter of Transmittal. In the United States, J.P. Morgan Securities LLC, the registered US broker-dealer affiliate of the Counterparty Bank, is also participating in the Tender Offer as required by US law.

After the Tender Offer expires, a single “Strike Price” per Ordinary Share will be applied to all Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by the Counterparty Bank, which will be the lowest price per Ordinary Shares (in multiples of 5 pence) within the price range specified above that will allow it to purchase the maximum number of Ordinary Shares (including Ordinary Shares represented by ADSs) for a total cost not exceeding £176.69 million, or if the aggregate value of Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered by shareholders is less than £176.69 million, such lesser number of Ordinary Shares (including Ordinary Shares represented by ADSs) as are validly tendered pursuant to the Tender Offer. The Company will purchase all Ordinary Shares (including Ordinary Shares represented by ADSs) properly tendered at or below the Strike Price or as tenders of Ordinary Shares (including Ordinary Shares represented by ADSs) at the Strike Price (rather than at a selected price in the price range set forth in the Tender Offer) and not properly withdrawn, net to the seller in cash, less any applicable withholding tax and without interest, on the terms and subject to the conditions of the Tender Offer, including its proration provisions. All Ordinary Shares (including Ordinary Shares represented by ADSs) acquired in the Tender Offer will be acquired at the same Strike Price. Ordinary Shares (including Ordinary Shares represented by ADSs) tendered at prices greater than the Strike Price and Ordinary Shares (including Ordinary Shares represented by ADSs) not purchased because of proration provisions will be returned to the tendering holders free of charges by CSR plc, the Counterparty Bank and JPMorgan Chase Bank, N.A. as tender agent, promptly after the Tender Offer expires. See Parts III and IV of the Circular.

We are the owner of record of the ADSs held for your account. As such, we are the only ones who can tender your ADSs, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender the ADSs we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the ADSs we hold for your account on the terms and subject to the conditions of the Tender Offer.

Please note the following:

1.    You may tender your ADSs at prices not greater than 1500 pence nor less than 1340 pence per ADS, as indicated in the attached Instruction Form, net to you in cash, less any applicable withholding taxes and without interest. If you want to maximize the chance of having all of the Ordinary Shares underlying your ADSs purchased, you may also tender your ADSs at the “ADS Strike Price”, which will be four times the Strike Price determined under the Tender Offer. A tender of ADSs will be deemed to be an instruction to the Tender Agent to cause JPMorgan Chase Bank, N.A. – London Branch, the custodian for the ADS depositary, to tender the Ordinary Shares underlying the tendered ADSs.

2.    The Tender Offer is conditioned on at least 2,135,722 Ordinary Shares (including Ordinary Shares represented by ADSs) being tendered and certain other conditions set forth in Parts IV and VII of the Circular.

3.    The Tender Offer and withdrawal rights will expire with respect to ADSs at 5:00 p.m., New York City time, on November 28, 2012, unless the Tender Offer is extended.

4.    The Tender Offer is for a maximum of 52.7 million Ordinary Shares (including Ordinary Shares represented by ADSs), constituting approximately 24.7% of the Company’s issued share capital as of October 26, 2012.

If you wish to have us tender any or all of your ADSs, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your ADSs, we will tender all your ADSs unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the expiration time of the Tender Offer. Please note that the Tender Offer and withdrawal rights with respect to ADSs will expire at 5:00 p.m., New York City time, on November 28, 2012, unless the Tender Offer is extended.

The Tender Offer is being made solely under the Circular and the related Letter of Transmittal. The Tender Offer is not being made to holders of Ordinary Shares (including Ordinary Shares represented by ADSs) residing in any jurisdiction in which the making of the Tender Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Although the Company’s board of directors (the “Board”) believes that the return of cash by means of the Tender Offer is in the best interests of the shareholders and ADS holders as a whole and has approved the Tender Offer, the Board is not making a recommendation to shareholders and ADS holders in relation to participation in the Tender Offer itself. Whether or not shareholders and ADS holders decide to tender all or any of their Ordinary Shares (including Ordinary Shares represented by ADSs) will depend, among other things, on such holders’ view of the Company’s prospects and their own individual circumstances, including their tax position. Shareholders and ADS holders should make their own decision in respect of participation in the Tender Offer and are recommended to consult their duly authorized independent advisers.

CSR plc

(incorporated and registered in England and Wales, No. 04187346)

Return of Cash to Shareholders of CSR plc by way of a Cash Tender Offer to Purchase Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) up to a maximum value of £176.69 million (US$285 million)

The undersigned acknowledge(s) receipt of your letter and the enclosed Circular to Shareholders and ADS Holders, dated October 29, 2012 (the “Circular”), and the related Letter of Transmittal for ADSs (which, together with any amendments or supplements thereto, collectively constitute the “Tender Offer”), in connection with the tender offer made by J.P. Morgan Securities plc, which carries out its investment banking activities in the United Kingdom as J.P. Morgan Cazenove (the “Counterparty Bank”), to purchase for cash a maximum of 52.7 million ordinary shares of CSR plc (the “Company”), par value £0.001 per ordinary share (the “Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares, each representing four Ordinary Shares (the “ADSs”), at a price, net to the seller in cash, less any applicable withholding taxes and without interest, between 335 pence and 375 pence per Ordinary Share (equivalent to between 1340 pence and 1500 pence per ADS), upon the terms and subject to the conditions set forth in the Circular and Letter of Transmittal. In the United States, J.P. Morgan Securities LLC, the registered US broker-dealer affiliate of the Counterparty Bank, is also participating in the Tender Offer as required by US law.

The undersigned hereby instruct(s) you to tender the number of ADSs indicated below or, if no number is indicated, all ADSs you hold for the account of the undersigned, at the price per ADS indicated below, on the terms and subject to the conditions of the Tender Offer. The undersigned understands that a tender of ADSs will be deemed to be an instruction to the Tender Agent to cause JPMorgan Chase Bank, N.A. – London Branch, the custodian for the ADS depositary, to tender the Ordinary Shares underlying the tendered ADSs.

In participating in the Tender Offer, the undersigned acknowledges that: (1) the Tender Offer is established voluntarily by the Company and the Counterparty Bank, it is discretionary in nature and it may be extended, modified, suspended or terminated as provided in the Tender Offer; (2) the undersigned is voluntarily participating in the Tender Offer; (3) the future value of the Ordinary Shares and ADSs is unknown and cannot be predicted with certainty; (4) any foreign exchange obligations triggered by the undersigned’s tender of ADSs or the receipt of proceeds are solely his, her or its responsibility; and (5) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Tender Offer and the disposition of Ordinary Shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, the undersigned authorizes the Tender Agent, the Counterparty Bank and any other withholding agent to withhold all applicable Tax Items required to be withheld or otherwise legally payable by the undersigned.

The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Company, the Counterparty Bank, their respective subsidiaries and third party administrators, for the exclusive purpose of implementing, administering and managing his, her or its participation in the Tender Offer.

The undersigned understands that the Company holds certain personal information about him, her or it, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, nationality, any ADSs and/or Ordinary Shares held of the Company, details of all options or any other entitlement to ADSs and/or Ordinary Shares outstanding in the undersigned’s favor, for the purpose of implementing, administering and managing his, her or its securities ownership (“Data”). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Tender Offer, that these recipients may be located in his, her or its country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his, her or its country. The undersigned understands that he, she or it may request a list with the names and addresses of any potential recipients of the Data. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his, her or its participation in the Tender Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom the undersigned held any Ordinary Shares. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his, her or its participation in the Tender Offer. The undersigned understands that he, she or it may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost. The undersigned understands, however, that refusing or withdrawing his, her or its consent may affect his, her or its ability to participate in the Tender Offer. For more information on the consequences of his, her or its refusal to consent or withdrawal of consent, the undersigned understands that he, she or it may contact the JPMorgan Chase Bank, N.A. as tender agent.

Number of ADS to be tendered by you for the account of the undersigned: ADSs*

*	Unless otherwise indicated, it will be assumed that all ADSs held by us for your account are to be tendered.

CHECK ONLY ONE BOX:

☐	1.	ADSs Tendered at Strike Price.

		In checking this box, the undersigned hereby confirms he, she or it wants to maximize the chance of having all Ordinary Shares represented by ADSs being tendered hereby accepted for purchase (subject to the possibility of proration). Accordingly, BY CHECKING THIS BOX INSTEAD OF ONE OR MORE OF THE PRICE BOXES IN (2) BELOW, the undersigned hereby tenders such ADSs at, and is willing to accept, the purchase price determined in the Tender Offer in accordance with the terms of the Tender Offer and resulting from the Tender Offer process. This action may have the effect of lowering the purchase price and could result in receiving a price per ADS as low as 1340 pence per ADS.

☐	2.	ADSs Tendered at Price Determined by ADS holder

		In checking this box, the undersigned wishes to tender ADSs and cause the Tender Agent to cancel the ADSs representing Ordinary Shares and to sell each such Ordinary Share to the Counterparty Bank at one-fourth of the tender price(s) specified below (each ADS representing four Ordinary Shares and the prices below shown on a per ADS basis) on the terms and conditions set out in the Circular.

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF ADSs.

The method of delivery of this document is at the election and risk of the tendering ADS holder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):
Name(s):

(Please Print)

Taxpayer Identification or Social Security Number:
Address(es):

(Including Zip Code)

Area Code/Phone Number:
Date: